                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant   [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         Merge Technologies Incorporated

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)    Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)    Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:


     (2)    Form, Schedule or Registration Statement No:


     (3)    Filing Party:


     (4)    Date Filed:

                 [MERGE TECHNOLOGIES INCORPORATED LETTERHEAD]





April 30, 1999


Dear Shareholder:

          You are cordially invited to attend the annual meeting of shareholders of Merge Technologies Incorporated (the "Company") to be held at the Best Western Midway Hotel, 1005 South Moorland Road, Brookfield, Wisconsin on May 25, 1999, at 10:00 a.m. central time. At the meeting, you will be asked to consider and vote upon a proposal to elect seven individuals as Directors, as more particularly described in the accompanying Proxy Statement.

          With respect to the proposal described above, the seven individuals receiving the highest number of votes will be elected as Directors. Accordingly, whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the meeting. If you attend, you may vote in person, even if you have previously returned your proxy. Your prompt cooperation will be greatly appreciated. This solicitation is authorized by and is made on behalf of the Company's Board of Directors.

                                            Sincerely,

                                            MERGE TECHNOLOGIES INCORPORATED



                                            /s/ William C. Mortimore
                                            William C. Mortimore
                                            President

                         MERGE TECHNOLOGIES INCORPORATED
                       1126 SOUTH 70TH STREET, SUITE S107B
                         MILWAUKEE, WISCONSIN 53214-3151
                                 (414) 475-4300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Merge Technologies Incorporated:

         Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting" or the "Meeting") of Merge Technologies Incorporated, a Wisconsin corporation (the "Company"), will be convened at the Best Western Midway Hotel, 1005 South Moorland Road, Brookfield, Wisconsin on May 25, 1999, at 10:00 a.m. central time (the "Meeting Date"). All Shareholders of the Company (the "Shareholders") are entitled to attend the Meeting. The Annual Meeting will be held for the purpose of considering and voting upon proposals to:

         1. Elect seven individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the Amended and Restated By-Laws of the Company; and

         2. Transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

         Only Shareholders of record at the close of business on March 25, 1999 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof (the "Eligible Holders"). A complete list of Eligible Holders will be available for inspection at the Company's offices for at least ten days prior to the Meeting. Unless otherwise defined, defined terms in this Notice shall have the meaning ascribed to them in the Proxy Statement accompanying this Notice.

         A PROXY STATEMENT AND PROXY ARE ENCLOSED. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU PROMPTLY FILL IN, SIGN, DATE AND MAIL THE PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED FOR YOU.

                                         By order of the Board of Directors:




                                         William C. Mortimore
                                         President and Chief Executive Officer

Milwaukee, Wisconsin

April 29, 1999

         The Company's 1998 Annual Report is enclosed with this notice and Proxy Statement.

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                        MERGE TECHNOLOGIES INCORPORATED
                                  MAY 25, 1999


         This proxy statement is furnished to the holders of shares (the "Shareholders") of common stock, par value $0.01 per share (the "Common Shares" or "Common Stock"), of Merge Technologies Incorporated, a Wisconsin corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Directors" or the "Board") for use at the annual meeting of Shareholders to be held on May 25, 1999 (the "Annual Meeting"). The Annual Meeting will be convened at approximately 10:00 a.m. central time. Any adjournment or postponement thereof will be announced at the meeting. This Proxy Statement, the enclosed notice and proxy were first sent or given to Shareholders on or about April 30, 1999. Shareholders who wish to attend the Annual Meeting should contact the Company at (414) 475-4300 to make arrangements.

         The Company will make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by those persons. The Company may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding the material. The Company will bear the cost of soliciting proxies, although the Company currently does not intend to solicit proxies. Brokerage firms, fiduciaries, nominees and others holding Common Shares for beneficial owners will be reimbursed for the out-of-pocket expenses in forwarding proxy materials to these beneficial owners. In addition to the use of the mails, proxies may be solicited by Directors, officers and employees of the Company who will not be specifically compensated for these services, by means of personal calls upon, or telephonic, telegraphic or telecopy communications with, Shareholders or their representatives.

         Only Common Shares represented by properly executed proxies in the accompanying form received by the Board prior to the Annual Meeting will be voted at the Annual Meeting. If a Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares represented by that proxy will be voted as specified. If a Shareholder does not specify a choice, in an otherwise properly executed proxy, with respect to any proposal referred to therein, the Common Shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board described herein. A Shareholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to the Company before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later-dated proxy before the proxy is voted at the Annual Meeting; or (iii) attending the Annual Meeting and voting the Common Shares in person.

         The close of business on March 25, 1999 has been fixed as the date for determining Shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, the Company had 5,778,216 Common Shares outstanding, each of which entitles the holder thereof to one vote per Share. Directors and officers of the Company own 1,437,109 or approximately 25% of these Common Shares and intend to vote in favor of each of the proposals. Only Shareholders of record as of the Record Date will be entitled to vote at the meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed for the meeting who will determine whether or not a quorum is present. The presence of a majority of the outstanding Common Shares represented in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be treated as Common Shares that are present for the purpose of determining whether a quorum exists. With respect to the proposal to elect seven individuals as Directors, the seven nominees receiving the highest vote totals will be elected as Directors.

         The mailing address of the principal executive offices of the Company is 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151. The Company's Internet address is www.merge.com. The Common Shares are included for quotation on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "MRGE". On April 28, 1999, the last reported sales price of the Common Shares as reported by Nasdaq was $1.25 per Common Share.

               THE DATE OF THIS PROXY STATEMENT IS APRIL 29, 1999.

         SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH EITHER IN THIS PROXY STATEMENT OR IN THE COMPANY'S AFFAIRS SINCE THE DATE HEREOF. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE A SOLICITATION.

                              AVAILABLE INFORMATION

         The Company files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy materials and other information concerning the Company can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained by mail from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Shares are included for quotation on the Nasdaq SmallCap Market and copies of reports and other material concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.


                                     SUMMARY


         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement. Unless the context otherwise requires, all references in this Proxy Statement to the "Company" refer to Merge Technologies

Incorporated, and its subsidiary. Unless defined herein, all defined terms shall have the meaning as ascribed to them in the Company's Amended and Restated By-Laws, as amended (the "By-Laws").


         MATTERS TO BE CONSIDERED BY SHAREHOLDERS AT THE ANNUAL MEETING

         The Annual Meeting of Shareholders of the Company will be held for the purpose of considering and voting upon proposals to:

         1. Elect seven individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the By-Laws; and

         2. Transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

         Only Shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement that are not historical facts constitute "forward-looking statements"S within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Discussions containing such forward-looking statements may be included herein in the material set forth under "Matters to be Considered by Shareholders" as well as within the Proxy Statement generally. In addition, when used in the Proxy Statement, the words "believes," "intends," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties, including, among others, the Company's lack of consistent profitability, history of operating losses, fluctuations in operating results, credit and payment risks associated with end-user sales, involvement with rapidly developing technology in highly competitive markets, dependence on major customers, expansion of its international sales effort, broad discretion of management and dependence on key personnel, risks associated with product liability and product defects, costs of complying with government regulation, changes in external competitive market factors which might impact trends in the Company's results of operation, unanticipated working capital and other cash requirements, general changes in the industries in which the Company competes, and various other competitive factors that may prevent the Company from competing successfully in the marketplace. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth in the Proxy Statement generally and in the Company's annual report on Form 10-KSB under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

PROPOSAL REGARDING ELECTION OF DIRECTORS

         Seven individuals will be elected at the Annual Meeting to serve as Directors until the next annual meeting of the Shareholders or otherwise as provided in the By-Laws. Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies received by the Company. If any nominee should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the Board. The Directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

         The nominees for election to the Board, all of whom currently serve as Directors, are as follows:

         William C. Mortimore, 53, Founder of the Company, has served as President and Chief Executive Officer and a member of the Board of Directors of the Company since its inception in 1987. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate, and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology/National Association of Electrical Manufacturers ("ACR/NEMA") committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore is also Chair of the Medical Imaging Information Section, and a member of the Board of Directors, of the Diagnostic Imaging Division of NEMA. Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota, and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

         Robert T. Geras, 61, Chairman of the Board of Directors, has served as Chairman of the Board of Directors of the Company since July 1997 and as a Director since 1992 and has been a shareholder of the Company since May 1989. Mr. Geras has been a private venture investor for more than 25 years, and has participated as a director of, investor in, and/or advisor to numerous small businesses in fields ranging from medical equipment, computer software, banking, telecommunications, industrial distribution and packaging. He has also assisted in corporate planning, capital formation and management for his various investments. Mr. Geras holds a B.S.B.A. from Northwestern University.

         Robert A. Barish, M.D., 45, a Director, is a Professor in the Department of Surgery and Medicine at the University of Maryland School of Medicine. From 1996 to 1998, he served as the Chief Executive Officer of University CARE, the Clinical and Research Enterprise at the University of Maryland. He is a Trustee of the Endowment Fund of the University of Maryland. Dr. Barish holds a B.A. from the University of New Hampshire, an M.D. from the New York Medical College and an M.B.A. from Loyola College. Dr. Barish was nominated to serve as an independent Director by H.C. Wainwright Co., Inc., pursuant to an agreement executed in connection with the IPO. See "Certain Relationships and Related Transactions."

         Dennis Brown, 51, a Director, has served since 1993 as the Chief Financial Officer and Treasurer of Sybron International Corporation, a publicly-traded company headquartered in Milwaukee, Wisconsin. From 1990 through 1993, Mr. Brown was the President of the European Region of Allen-Bradley Company. Prior to that, he served as the Treasurer of The Marmon Group. Mr. Brown is a Fellow of the Chartered Institute of Management Accountants.

         Michael D. Dunham, 53, a Director, is President of Effective Management Systems, Inc., a publicly-traded Milwaukee-based corporation that markets and supports manufacturing software systems. Mr. Dunham co-founded Effective Management Systems, Inc. in 1978. Mr. Dunham is a director of United Wisconsin Services, Inc., a publicly-traded health insurance concern, two private software companies and a bank. Mr. Dunham is also a director of the Milwaukee Metropolitan Association of Commerce and the Milwaukee Education Trust, a non-profit organization for the enhancement of local primary and secondary education. Mr. Dunham holds a B.S. in Electrical Engineering from the University of Denver and a M.M.S. from the Stevens Institute of Technology.

         Douglas S. Harrington, M.D., 46, a Director, has served as Chief Executive Officer of Chromavision, Inc., a publicly-traded company, since December 1996. From 1995 to 1996, Dr. Harrington served as Chairman and President of Strategic Business Solutions, Inc., a privately-held company specializing in the commercialization of biotechnology, and as a principal in Douglas S. Harrington and Associates, a strategic consulting firm. From 1992 to 1995, Dr. Harrington served as President of the Nichols Institute, a healthcare laboratory services provider, now part of Quest Diagnostics, Inc., a publicly traded laboratory services provider. Dr. Harrington currently serves on the boards of directors, advisory boards, or scientific advisory boards of several healthcare and medical device companies. He is a director of Pacific Biometric, Inc., a publicly-traded healthcare technology company. He is also an Associate Professor of Clinical and Anatomic Pathology at the University of Nebraska Medical Center. Dr. Harrington received his B.A. with distinction and an M.D. from the University of Colorado.

         Kevin E. Moley, 52, a Director, has served as Chairman of the Board of Patient Care Dynamics since 1998. From 1996 to 1998, he served as President and Chief Executive Officer of Integrated Medical Systems, Inc., where he also served as a director since 1994. From 1993 through 1995, Mr. Moley was Senior Vice President of PCS Health Systems, a provider of prescription management services. From 1992 through 1993, Mr. Moley served as the Deputy Secretary of the United States Department of Health and Human Services. From 1989 through 1992, Mr. Moley served as Assistant Secretary of the United States Department of Health and Human Services. Mr. Moley is a director of Cephalon, Inc., a publicly-traded biopharmaceutical company and is a director of Pfymatrix, Inc., a physician practice management company. Mr. Moley attended the School of Foreign Service at Georgetown University.

BOARD COMMITTEES AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         The Board is required to meet at least once per year, either in person or by telephonic conference. The Board met six times during calendar year 1998. All of the Directors, except for Douglas Harrington, attended at least 75% of the aggregate of (i) the number of meetings of the Board of Directors, plus (ii) the number of meetings of all committees on which they served.

         The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee recommends engagement of the Company's independent accountants, approves services performed by these accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, which met twice in 1998, is currently comprised of Dennis Brown, Michael D. Dunham and Robert T. Geras.

         The Compensation Committee reviews and administers the compensation of the officers of the Company. This committee also serves as the Stock Option Committee, and in this capacity reviews and administers the granting of stock options under the Company's Stock Option Plan for Employees. The Compensation Committee, which did not meet in 1998, is currently comprised of Michael D. Dunham, Douglas S. Harrington, M.D. and Kevin E. Moley.

         The Nominating Committee nominates candidates for the Board, and will consider nominees recommended by Shareholders. The Nominating Committee, which met once in 1998, is currently comprised of Robert A. Barish, M.D., Robert T. Geras and William C. Mortimore.

         For a discussion of Directors' compensation, as well as additional information regarding the management of the Company, see
"Management--Compensation of Directors and Executive Officers."

         RECOMMENDATION OF THE BOARD: The Board hereby recommends and nominates Messrs. Mortimore, Geras, Barish, Brown, Dunham, Harrington, and Moley for election as Directors of the Company by the Shareholders at the Annual Meeting to serve until the next annual meeting of Shareholders or as otherwise provided in the By-Laws.

         VOTE REQUIRED: The seven nominees receiving the highest vote totals will be elected as Directors of the Company.


                                   MANAGEMENT

DIRECTORS

         For the names of and biographical information regarding each of the Directors and a discussion of Board Committees, see "Proposal Regarding Election of Directors."


EXECUTIVE OFFICERS

         The names of the executive officers of the Company, and their respective ages and positions with the Company, are as follows:


NAME                                  AGE               POSITION
-------------------------------------------------------------------------------------------------------------
William C. Mortimore............      53            President and Chief Executive Officer, Director
William L. Stafford.............      52            Vice   President,   Sales  and  Marketing - Components,
                                                    Assistant Secretary
David M. Noshay.................      38            Vice President, Sales and Marketing - Systems
Colleen M. Doan.................      36            Chief Financial Officer, Treasurer and Secretary
Michael J. Franco...............      52            Chief Technical Officer
Anton van Kimmenade.............      45            Director of Worldwide Service and Branch Manager, Europe

         William C. Mortimore, Founder of the Company, has served as President and Chief Executive Officer and a member of the Board of Directors of the Company since its inception in 1987. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate, and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology/National Association of Electrical Manufacturers ("ACR/NEMA") committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore is also Chair of the Medical Imaging Information Section, and a member of the Board of Directors, of the Diagnostic Imaging Division of NEMA. Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota, and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

         William L. Stafford has served as Vice President, Sales and Marketing - Components since January 1999 and as Assistant Secretary since June 1994. From June 1994 until January 1999, he served as Vice President, Sales of the Company. From February 1993 until May 1994, Mr. Stafford served as the Company's Director of Sales. From June 1983 until February 1993, Mr. Stafford was employed by Marquette Medical Systems, Inc., a manufacturer of patient monitoring systems. Previously, he was employed by GE Medical Systems, a manufacturer of medical diagnostic imaging equipment, and Baxter Laboratories, a drug manufacturer. Mr. Stafford holds a B.A. in Economics from Yale College and an M.B.A. from Harvard.

         David M. Noshay has served as Vice President, Sales and Marketing - Systems since January 1999. From August 1997 until January 1999, he served as Vice President, Marketing of the Company. From September 1995 until July 1997, Mr. Noshay served as the Company's Eastern Regional Sales Manager. From July 1994 until August 1995, Mr. Noshay was Sales Manager of Scitex Medical Systems, a manufacturer of medical image printing equipment. From February 1989 until June 1994, he was Marketing Manager for Konica Medical Corporation, a manufacturer of medical film and image printing equipment. Previously, he was employed by Matrix Instruments, a manufacturer of medical imaging printing equipment, and Siemens Medical Systems, a manufacturer of medical diagnostic imaging equipment. Mr. Noshay holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from Rutgers University.

         Colleen M. Doan has served as Chief Financial Officer of the Company since September 1996, Treasurer since June 1994 and as Secretary since September 1997. Ms. Doan also served as Business Manager from September 1989 through July 1995, and Controller from August 1995 through August 1996. Ms. Doan holds a B.A. in Business and Management from Alverno College.

         Michael J. Franco has served as Chief Technical Officer of the Company since September 1996. From May 1995 until September 1996, Mr. Franco served as the Company's Director of Technical Services. Mr. Franco was the founder, and from 1993 to April 1995 was the President and Chief Technical Officer of Signal Stream Technologies, Inc., a manufacturer of medical imaging interfacing equipment which was merged into a subsidiary of the Company in May 1995. Previously, he was a co-founder and served as President and Chief Executive Officer of Adaptive Video, Inc., a manufacturer of medical imaging interfacing equipment for teleradiology and medical image printing. Prior to Adaptive Video, Mr. Franco was employed by Diasonics, Inc., a manufacturer of medical diagnostic imaging devices, and by Compression Labs, a manufacturer of video teleconferencing equipment.

         Anton J. M. van Kimmenade, 45, has served as Director of Worldwide Service since November 1997, and as Branch Manager, Europe since the Company founded its European branch in 1996. From 1994 through 1996, Mr. van Kimmenade served as the Company's European Technical Director. From

1974 to 1993, Mr. van Kimmenade worked for Philips Medical Systems and its affiliates in the field of software management and test management, including as a software designer and as a Director of Quality. Mr. van Kimmenade received his B.S. in Electrical Engineering from the Polytechnical University in Eindhoven, the Netherlands.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

         Directors who are employees of the Company do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board meetings. The Board of Directors may, in its discretion, alter this policy in the future.

         Directors who are not employees of the Company receive $1,000 for each Board meeting, and $500 for each committee meeting, which they attend in person, and one-half of these amounts for meetings in which they participate by telephone and which exceed one hour in length. Directors also are reimbursed for certain expenses incurred in connection with attendance at Board meetings. The Board of Directors may, in its discretion, alter this policy in the future.

         On February 4, 1998, pursuant to the Company's 1998 Stock Option Plan for Directors (the "Director Plan"), the Company awarded each non-employee Director options to acquire 10,000 Common Shares at an exercise price equal to the IPO price of the Common Shares of $6.00. The Company is currently authorized to issue up to an additional 40,000 Common Shares under the Director Plan, which the Board of Directors approved in January 1998. One-third of the Directors' options will vest on each of the first, second and third anniversaries of the date of the grant. The purposes of the Director Plan are to attract and retain the best available personnel for service as Directors, to provide additional incentive to individuals to serve as Directors, to motivate Directors to achieve superior performance for the benefit of the Company's shareholders, and to encourage Directors' continued service on the Board. Each option granted under the Director Plan is evidenced by a written agreement between the Company and the participant.

EXECUTIVE COMPENSATION

         Set forth below is information concerning the compensation for 1998 and 1997 for the Company's President and Chief Executive Officer, and each other executive officer of the Company whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION                      AWARDS
                                             -------------------                      ------

                                                                                      SECURITIES
     NAME AND PRINCIPAL                                             OTHER ANNUAL      UNDERLYING       ALL OTHER
         POSITION              YEAR        SALARY       BONUS       COMPENSATION       OPTIONS       COMPENSATION(1)
         --------              ----        ------       -----       ------------       -------       ---------------
William C. Mortimore........   1998       $160,000         ---               ---              ---            $3,200
President and CEO              1997        136,667         ---               ---              ---             2,733

Michael J. Franco...........   1998        115,000         ---               ---              ---             2,300
Chief Technical Officer        1997        110,000         ---               ---              ---             2,168

William L. Stafford.........   1998        115,000         ---               ---              ---             2,300
Vice President, Sales and      1997        110,000         ---               ---              ---             1,587
Marketing - Components

David M. Noshay.............   1998        115,298         ---           2,916(4)             ---             2,300
Vice President, Sales and      1997        100,500    12,184(2)         43,620(3)          50,791             2,416
Marketing - Systems


(1) Represents the Company's contributions to its 401(k) plan for the benefit of its employees.

(2)    In 1997 Mr. Noshay received a quarterly incentive sales bonus.

(3) Mr. Noshay received a relocation allowance of $41,620 and an automobile reimbursement of $2,000 in 1997.

(4)    Mr. Noshay received a moving expense reimbursement of $2,916 in 1998.

                  AGGREGATED 1998 FISCAL YEAR END OPTION VALUES



                                                           Number of Securities         Value of Unexercisable
                                                          Underlying Unexercised             In-the-Money
                                                                Options at                    Options at
                                            Shares            Fiscal Year End               Fiscal Year End
                                           Acquired    ---------------------------   ---------------------------
                                         on Exercise   Exercisable   Unexercisable   Exercisable   Unexercisable
                                         -----------   -----------   -------------   -----------   -------------
William C. Mortimore..................        --            50,791          16,930    $   13,714    $      4,571

Michael J. Franco.....................        --           133,588          16,930        36,069           4,571

William L. Stafford...................        --            50,791          16,930        13,714           4,571

David M. Noshay.......................        --            25,396          42,325         3,428           1,143


EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement dated as of September 1, 1997 with William C. Mortimore, which is in effect for an initial term of three years, followed by one-year extensions unless terminated by either party and provides for the Company to pay Mr. Mortimore a minimum annual salary of $160,000. The employment agreement requires Mr. Mortimore to devote his full time and attention to the Company. The employment agreement also includes confidentiality provisions, restricts Mr. Mortimore's ability to compete with the Company for a period of two years after termination of his employment and awards Mr. Mortimore three months' severance pay following termination of his employment under certain conditions. Under Wisconsin law, a non-compete clause in an employment agreement may be voided if the court determines that the non-compete clause if unfairly restrictive.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of April 26, 1999, by (i) each person that is known by the Company to beneficially own or exercise the voting or dispositive control over 5% or more of the outstanding Common Shares; (ii) each Director; and (iii) all Directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within 60 days. See "Certain Relationships and Related Transactions."

                                                                                         Shares Beneficially
                                                                                              Owned (1)
                                                                                        ----------------------
Name and Address (2)                                                                    Number         Percent
--------------------                                                                    -----------    -------
Robert T. Geras (3)...............................................................         731,922       13%
William C. Mortimore (4)..........................................................         598,607       10%
Robert A. Barish, M.D. (5). ......................................................           3,333       (*)
Dennis Brown (5)..................................................................           6,583       (*)
Michael D. Dunham (5).............................................................           3,333       (*)
Douglas S. Harrington, M.D (5). ..................................................           3,333       (*)
Kevin E. Moley (5)................................................................           5,333       (*)
All Directors, Nominees and Executive Officers as a Group
     (12 persons).................................................................       1,943,835       31%

(*)   Less than 1% of outstanding Common Stock.
(1) Except pursuant to applicable marital property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all Common Stock shown as beneficially owned by such shareholder.
(2) The business address for each of Messrs. Geras, Mortimore, Barish, Brown, Dunham, Harrington and Moley is Merge Technologies Incorporated, 1126 South 70th Street, Suite S107B, Milwaukee, WI 53214-3151.
(3) Reflects 203,164 shares held by trusts for the benefit of Mr. Geras' adult children, the beneficial ownership of which Mr. Geras disclaims, and includes vested options to acquire 3,333 shares.
(4)   Includes vested options held by Mr. Mortimore to acquire 70,221 shares.
(5)   Included vested options to acquire 3,333 shares.

         The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of the Company.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of equity securities of the Company with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). The SEC requires officers, Directors and greater than ten percent Shareholders to furnish the Company with copies of all these forms filed with the SEC or the NASD.

         To the Company's knowledge, based solely upon its review of the copies of these forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that all filing requirements applicable to its officers, Directors, and greater than ten percent beneficial owners have been complied with during 1998, except that: (i) Dennis Brown filed a late Form 4 with respect to one purchase of Common Stock; (ii) Kevin Moley filed a late Form 4 with respect to one purchase of Common Stock; and (iii) Dwight Simon, former Vice President, Engineering of the Company, filed a late Form 4 with respect to one purchase of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1998, the Company completed an initial public offering (the "IPO") of 1,900,000 shares of Common Stock at an offering price of $6.00 per share. On February 27, 1998, H.C. Wainwright & Co., Inc., as Representative of the Underwriters of the IPO (the "Representative") exercised an overallotment option and offered an additional 285,000 shares of Common Stock to the public at $6.00 per share. In connection with the IPO, the Company granted the Representative the right to nominate one Director to the Company's Board of Directors. The Representative nominated Robert A. Barish, M.D. as an independent Director.

         On June 30, 1997, the Company entered into a Loan Agreement, as modified by an agreement dated October 30, 1997 with Sirrom Capital Corporation ("Sirrom"), a third-party institutional "mezzanine" lender, under which the Company issued Sirrom a Secured Promissory Note in the original principal amount of $2,000,000 (the "Sirrom Note"). In connection with the issuance of the Sirrom Note, the Company issued Sirrom a warrant exercisable, upon payment of nominal consideration, for a base amount of 145,256 Common Shares (the "Sirrom Warrant").

         By agreement dated October 30, 1997, the Company and Sirrom agreed that upon the expected closing of the IPO: (i) the Sirrom Note would be paid in full;
(ii) the Sirrom Warrant would be exercised as to 75% (108,942) of the original number of shares issuable under it; (iii) Sirrom would not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly any securities of the Company for a period of 180 days following the date of the IPO without the prior written consent of the Representative; (iv) Sirrom's right to purchase 25% (36,314) of the original number of shares issuable under the Sirrom Warrant would be terminated; (v) the put option in favor of Sirrom would be canceled; (vi) a termination fee of approximately $196,000 would be paid to Sirrom; and (vii) the Company agreed to file a registration statement to register shares issued to Sirrom pursuant to the Sirrom Warrant within 120 days of the closing of the initial public offering.

         The amount of the termination fee paid to Sirrom was determined through arm's length negotiations between the Company and Sirrom based on factors including the Company's interest in eliminating uncertainty with respect to its future equity-related liabilities and Sirrom's interest in receiving cash in return for relinquishing its put option. Upon the closing of the IPO, the Sirrom Warrant was exercised under the terms of the October 30, 1997 agreement. In addition, on July 13, 1998, the Company filed a Registration Statement on Form SB-2 to register shares issued to Sirrom pursuant to the Sirrom Warrant. This Registration Statement was declared effective on August 28, 1998.

         Pursuant to a Stock Redemption Agreement between the Company and Alpha Capital Venture Partners, Limited ("Alpha"), a third-party institutional investor, dated May 5, 1995, and amended March 1, 1997, on February 3, 1998 the Company exercised its call rights and used $806,592 of the net proceeds of the IPO to redeem 424,757 Common Shares held by Alpha at a call price of $1.90 per share.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates by reference herein the following documents filed pursuant to the Exchange Act under the Company's Exchange Act File No. 0-29486: the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1998. All reports and other documents filed by the Company pursuant to Section 13(a)(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing these reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes this statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. The Company will not update this Proxy Statement for events occurring subsequent to the date of this Proxy Statement.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the document). Requests for these documents should be made to the Investor Relations Department at the Company's principal executive offices located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151; telephone number (414) 475-4300. A copy of the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1998 is included with this Proxy Statement.

                              STOCKHOLDER PROPOSALS

         No shareholder proposals were received by the Company for inclusion in this year's proxy statement. If a shareholder wishes to present a proposal to be included in the proxy statement for the next Annual Meeting of Shareholders, the proposal must be submitted in writing and received by the Company's Secretary at the Company's offices no later than December 31, 1999.

 ===============================================================================

 YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE
  EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND
               RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

===============================================================================



                             END OF PROXY STATEMENT

                        MERGE TECHNOLOGIES INCORPORATED
                             1126 SOUTH 70TH STREET
                                  SUITE S107B
                        MILWAUKEE, WISCONSIN 53214-3151


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William C. Mortimore and Colleen M. Doan, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, par value $0.01 per share (the "Common Stock"), of Merge Technologies Incorporated (the "Company") held of record by the undersigned on March 25, 1999, at the Annual Meeting of Shareholders when convened on May 25, 1999, or any adjournment thereof.

     THIS PROXY, WEHN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH HEREIN.

            \/ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED \/



[                                                                             ]

               MERGE TECHNOLOGIES INCORPORATED 1999 ANNUAL MEETING

1. Elect seven individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the Amended and Restated By-Laws (check one box)

[X] Please mark your votes as in this example.


1 - WILLIAM C. MORTIMORE        5 - MICHAEL D. DUNHAM
2 - ROBERT T. GERAS             6 - DOUGLAS S. HARRINGTON, M.D.
3 - ROBERT A. BARISH, M.D.      7 - KEVIN E. MOLEY
4 - DENNIS BROWN

[  ] FOR all nominees                                                 [  ] WITHHOLD AUTHORITY
     listed to the left                                                    to vote for all nominees
     (except as specified                                                  listed to the left.
     below).


(Instructions:  To withhold authority to vote for any indicated nominees,         _________________________________
write the number(s) of the nominee(s) in the box provided to the right.)  --->   |_________________________________|

Check appropriate box                        Date __________________________     NO. OF SHARES
indicate changes below:

Address Change? [ ]  Name Change? [ ]                                           _____________________________________
                                                                               |                                     |
                                                                               |                                     |
                                                                               |_____________________________________|
                                                                                SIGNATURE(S) IN BOX
                                                                                NOTE:  SIGN EXACTLY AS NAME APPEARS TO THE LEFT.
                                                                                WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH
                                                                                SHOULD SIGN.  WHEN SIGNING AS ATTORNEY,
                                                                                EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                                                                PLEASE GIVE FULL TITLE AS SUCH.  IF A
                                                                                CORPORATION, PLEASE SIGN CORPORATE NAME BY
                                                                                PRESIDENT OR AUTHORIZED OFFICER.  IF A
                                                                                PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY
                                                                                AN AUTHORIZED PERSON.

[                                                                                                                                 ]

                                 Annual Report
                                      1998
                                     Merge


[PHOTOGRAPH OF WILLIAM MORTIMORE]                                     [LOGO]
                                                      People
                                                    Technology
                                                     Connected

My Fellow Shareholders

         In 1998, Merge Technologies made considerable progress towards its goals and objectives. Although financial results during our first year as a publicly held company were disappointing, the exciting news is that we continue to be one of the key players driving our industry towards a totally merged healthcare enterprise.

         Sales for fiscal 1998 were flat; revenues of $9.7 million for the year ended December 31, 1998 were comparable to $9.7 million for the year ended December 31, 1997. Expenses increased as we implemented several initiatives in an attempt to increase sales. The resulting net loss for the year was $1,920,000, or $0.34 per share, compared to a net loss of $209,000, or $0.05 per share in 1997.

         When it became evident that we would underperform in both component and systems markets, we wasted no time reorganizing our sales and marketing efforts in order to better service each of them. Bill Stafford, Vice President, is now focusing on the sales and marketing of components, an effort which he successfully led from 1993 through 1997. David Noshay, Vice President, has returned to the management of system sales, an area he developed for Merge from 1995 to 1997.

         During 1998, we implemented a number of programs designed to increase end-user awareness and drive sales to this customer group. These initiatives included advertising and telemarketing campaigns, and educational seminars, all of which are key to increasing our visibility. Although it has taken longer than expected to translate these efforts into higher revenues, we're already starting to see the impact of these changes in 1999.

         Merge recently became an ISO 9001 registered firm. Obtaining this certification was an important part of our strategy to improve performance in both the component and systems markets. The certification demonstrates our drive towards excellence in product delivery and adds credibility as Merge enters new markets.

         We regret the untimely deaths last year of two long-term Merge board members: David Pivan, a director of and investor in several emerging technology organizations, and Warren Cozzens, co-founder and former Vice President of Sales for GE Marquette Medical Systems. The insights and leadership of these individuals were instrumental to our early growth.

         We were fortunate in 1998 to bring new and distinguished talent to positions on our Board. The business and healthcare experience of these individuals, as well as their roles on the boards of other publicly held companies, already has been invaluable in our efforts to return to profitability.

         Although we have experienced growing pains not uncommon during the first year following an initial public offering, our balance sheet is strong, and we go into the new fiscal year with no long-term debt. We expect that 1999 will provide us with new opportunities to build upon our existing market leadership in DICOM technologies. We are confident that our knowledgeable and dedicated staff, along with the loyalty of our customers and the confidence of our shareholders, will enable us to maximize our return on those opportunities.

Very truly yours,

/s/ William C. Mortimore

William C. Mortimore
President and Chief Executive Officer

[PHOTO OF DOCTORS]


                                     People.

         People are the key to our success and the very reason we are in business. The successful and instantaneous integration of patient test results with other relevant healthcare information will not only speed the delivery of healthcare and enhance the management of patient records, it also will be critical to improving the quality of care. The pressure on the industry to improve care while closely managing costs is driving demand by both hospital administrators and the medical profession for the tools that make total connectivity a reality.

         Integration of the healthcare enterprise was Merge's vision long before it became an industry objective. Since the company's inception, our products and services have provided critical links that have made imaging interconnectivity possible within a diverse radiology suite. Our people were among the first to recognize the importance of the DICOM (Digital Imaging and Communications in Medicine) standard, and they continue as active contributors to industry standards committees. Our technology experts are leading the way to the next level of connectivity. We've also reached out to healthcare management professionals by conducting educational seminars to help them better understand both the technology and impact of electronic information management.

         The vision and expertise of our people clearly make them Merge's most important assets. To obtain maximum value from those assets, we've given our sales teams new challenges for the coming year. We've elevated the position of Director of Worldwide Service to the company's top management team. And, we've challenged the entire organization with a focused action plan to meet the growing needs of today's healthcare enterprise.

"In my hospital, I need all the help I can get. Merge's people have gone far beyond the call of duty in working with me to get my network and the DICOM images and data flowing." Mitchell Laks, M.D. Ph.D. - Chair of Radiology Woodhull Hospital Technology.

                                  Technology.

"Merge's DICOM software is an excellent product. Merge has great people and top-notch support, which dramatically reduced our time to market." Stuart Swerdloff, Ph.D. - ADAC Radiation Therapy Planning Division

         The delivery of quality medical care now requires input from an increasing number of sources including family physicians, medical specialists, nurses and allied healthcare professionals from a wide range of diagnostic and support disciplines. Each has key information to share about the patient. Until recently, however, the technology that enables all of these disciplines to communicate in a timely and efficient way across a far-flung healthcare enterprise has been lacking.

         The vision of a merged healthcare enterprise was at the core of Merge's founding. As one of the original suppliers of connectivity technologies for diagnostic imaging, Merge led the industry in the development and deployment of the DICOM standards that would eventually make that vision a reality. As the industry matures, the company is well positioned to become the market leader in the development of total connectivity solutions.

         Merge systems reside in over 200 clinical sites, and our component technologies are installed in thousands of locations on six continents--evidence of our ability to develop the leading-edge technologies driving the industry.

         Today, our vision is as on-target as ever. With more than $6 million in technology investments over the last eleven years, we are well positioned to leverage these assets with product enhancements. Most importantly, these enhancements will continue to meet the needs of the healthcare enterprise to share information in a manner that significantly improves the delivery of patient care.

                                [DICOM NETWORK DIAGRAM]

                   [PHOTOGRAPH OF DOCTORS OPERATING PRODUCT]

                                   Connected.

"We have been completely satisfied with our choice of Merge. The network has met our initial need for print connectivity to four imaging centers and has grown to provide the connectivity needed for our PACS, with the capability to provide images to over 100 physician offices." Bernie Lubitz - Manager of Telecommunications, Martin Memorial Health Systems

         Connectivity is more than the products we create-it is who we are and how we operate. Merge is not only a major player in the industry, we helped give birth to it. We are connected to those leading the drive for a merged healthcare enterprise, which includes both manufacturers of diagnostic imaging equipment and end-users of the technologies.

         We have worked for years in partnership with every major medical imaging manufacturer to guarantee connectivity and to provide forward compatibility as the industry advances. Taking this technology to the next level, we've developed systems integration solutions that enable the end-user to manage information across a diversity of diagnostic imaging platforms. Our technologies are meeting the needs of the healthcare organization to integrate as slowly or as rapidly as desired. And we continue to work hand-in-hand with radiology departments around the globe as they move towards total electronic image and information management.

         Merge is a leading participant in an all-new initiative by the Healthcare Information Management Systems Society (HIMSS) and the Radiological Society of North America (RSNA). We are working with other industry leaders to develop a phased technical specification that will be used to promote connectivity among information systems. This opportunity to showcase our expertise will go a long way towards gaining widespread understanding and acceptance of our technologies in the marketplace.

          Our long-term focus on connectivity puts us in the unique position of being able to envision arising market opportunities in healthcare integration and to take leadership as the market demands additional capabilities.



BOARD OF DIRECTORS

William C. Mortimore (3)
President and Chief Executive Officer - Merge Technologies Incorporated

Robert A. Barish, M.D. (3)
Professor, Department of Surgery and Medicine - University of Maryland School of Medicine

Dennis Brown (1)
Chief Financial Officer and Treasurer - Sybron International Corporation (NYSE: SYB)

Michael D. Dunham (1)(2)
President - Effective Management Systems, Inc. (Nasdaq: EMSI)

Robert T. Geras (1)(3)
President - LaSalle Investments

Douglas S. Harrington, M.D. (2)
Chief Executive Officer - Chromavision, Inc. (Nasdaq: CVSN)

Kevin E. Moley (2)
Chairman of the Board - Patient Care Dynamics

Committees of the Board
    (1) Audit Committee
    (2) Compensation Committee
    (3) Nominating Committee

EXECUTIVE OFFICERS

William C. Mortimore
President and Chief Executive Officer

William L. Stafford
Vice President, Sales and Marketing - Components

David M. Noshay
Vice President, Sales and Marketing - Systems

Colleen M. Doan
Chief Financial Officer, Treasurer and Secretary

Michael J. Franco
Chief Technical Officer

Anton van Kimmenade
Director of Worldwide Service and
Branch Manager, Europe

CORPORATE INFORMATION

Stock Exchange Listing
Nasdaq SmallCap: MRGE

Independent Auditors
KPMG LLP

Registrar and Transfer Agent
Firstar Trust Company
1555 North River Center Drive, Suite 301
Milwaukee, WI 53212

Annual Meeting
May 25, 1999, 10:00 a.m.
Best Western Midway Hotel
1005 South Moorland Road
Brookfield, WI 53005

                                         [PHOTO OF MERGE HEADQUARTERS PERSONNEL]

                                  [MERGE LOGO]